Exhibit 99.a

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE SECOND QUARTER OF 2006

St. Louis, Missouri, July 26, 2006 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the second quarter of 2006.

Operating Results - Second Quarter

Net sales for the second quarter of 2006 were $601.3 million, compared with $593.8 million in the second quarter of 2005, an increase of 1.3%. Net earnings for the second quarter were $17.0 million, up from $9.6 million in the second quarter of last year. Net earnings per diluted common share were $0.35, as compared to $0.18 in the second quarter of last year ($0.16 pro forma for $1.1 million of net stock option expense).

Included in the 2006 second quarter net earnings were restructuring, asset impairment and severance charges totaling $0.5 million ($0.8 million before income tax benefits) or $0.01 per diluted common share. Also included in the 2006 second quarter net earnings was the effect of $0.02 in increased expense due to the upfront recognition of the gain on interest rate swaps at the end of the first quarter, as previously announced. The 2005 second quarter net earnings were negatively impacted by restructuring, asset impairment and severance charges totaling $7.9 million ($12.2 million before income tax benefits) or $0.15 per diluted common share.

Operating Results - First Half

Net sales for the first half of 2006 were $1,262.7 million, compared with $1,235.3 million in the first half of 2005, an increase of 2.2%. Net earnings were $47.2 million, compared with $34.4 million in the first half of 2005. Diluted net earnings per common share were $0.96 as compared to $0.65 in the first half of 2005 ($0.61 pro forma for $2.2 million of net stock option expense).

Included in the 2006 first half net earnings were restructuring, asset impairment and severance charges totaling $1.0 million ($1.6 million before income tax benefits) or $0.02 per diluted common share. Also included in the 2006 first half net earnings was

$5.4 million ($0.11 per diluted common share) from the recognition of an accounting gain on interest rate swaps as a result of the refinancing of the company’s revolving credit facility, which occurred early in the second quarter. Offsetting this gain was the effect of $0.02 in increased interest expense due to the upfront recognition of the gain on the interest rate swaps. Included in the 2005 first half net earnings were restructuring, asset impairment and severance charges of $10.5 million ($16.2 million before income tax benefits) or $0.19 per common share.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “As the quarter progressed we witnessed an increasingly challenging retail environment. Despite this, we delivered a positive year-over-year sales comparison and a meaningful earnings improvement over the prior year.”

Mr. Holliman continued, “Our net sales and net earnings were also up for the first half compared to the prior year. Earnings per share (excluding restructuring charges, severance, and the impact of the termination of hedge accounting) were 89 cents for the first half of the year. This compares to first half 2005 adjusted net earnings per share of 80 cents. I believe this is the most meaningful year-over-year comparison. We continue to make steady, measurable improvements to the company’s performance.

“We also continue to drive change throughout the entire company to gain the benefits afforded us by our strong brands, the leverage of our size, and our talented and unified leadership team. We will continue to focus on building our brands, optimizing our logistics and supply chain processes, and other strategic initiatives to drive both growth and margin expansion throughout the company.”

Mr. Holliman added, “We continue to repurchase shares of our common stock using available free cash flow. During the second quarter we repurchased 0.7 million shares, bringing the total for the first half of 2006 to 1.7 million shares at a total cost of $40 million.”

Outlook

Mr. Holliman concluded, “With respect to the third quarter, we currently expect net sales to be up in the low single digits versus the third quarter of last year and net earnings per diluted common share to be in the $0.18 to $0.22 range. This includes the effect of $0.07 in previously disclosed restructuring, asset impairment and severance charges. This also includes the effect of $0.03 in increased interest expense due to the upfront recognition of the gain on the interest rate swaps, also previously disclosed. As is our practice, we will provide an update on our third quarter expectations in early September.”

A conference call will be held to discuss the second quarter results at 7:30 a.m. (Central Time) on July 27, 2006. The call can be listened to on the company’s website - www.furniturebrands.com.

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

In this press release, our financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, we provide historic and estimated future net earnings per diluted common share excluding certain charges which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because we believe these non-GAAP financial measures help indicate underlying trends in our business and provide useful information to both management and investors by excluding certain items that are not indicative of our core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Net sales	$601,275	$593,753	$1,262,720	$1,235,318
Cost of sales	465,120	460,457	972,626	952,085
Gross profit	136,155	133,296	290,094	283,233
Selling, general and administrative expenses	106,020	116,670	222,584	228,086
Earnings from operations	30,135	16,626	67,510	55,147
Interest expense	4,727	2,846	7,688	5,948
Other income, net	2,040	644	12,578	2,534
Earnings before income tax expense	27,448	14,424	72,400	51,733
Income tax expense	10,470	4,833	25,200	17,358
Net earnings	$16,978	$9,591	$47,200	$34,375

Net earnings per common share (diluted)	$0.35	$0.18	$0.96	$0.65

Average diluted common shares
outstanding (in thousands)	48,853	52,822	49,186	53,152

Included in the above Consolidated Statements of Operations are charges for stock option compensation (beginning January 1, 2006), gain on termination of cash flow hedges, restructuring and severance. The following reconciliation of net earnings shows the breakdown of these charges and their impact on operations. We believe this reconciliation provides a meaningful comparison of our ongoing operations.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Net earnings	$16,978	$9,591	$47,200	$34,375
Stock option compensation, net	-	(1,121)	-	(2,220)
Net earnings - pro forma	16,978	8,470	47,200	32,155

Adjustments:
Restructuring charges (1)
Cost of sales	1,084	1,653	1,514	3,033
Selling, general, administrative expenses	(300)	9,641	44	11,009
Severance (executive)	-	1,011	-	2,111
Swap impact (2)	-	-	(8,503)	-
Adjustments - total	784	12,305	(6,945)	16,153
Income tax benefit	274	4,307	(2,431)	5,654
Adjustments - net	510	7,998	(4,514)	10,499

Adjusted - net earnings	$17,488	$16,468	$42,686	$42,654

Adjusted - earnings per share - diluted	$0.36	$0.31	$0.87	$0.80

(1)   Restructuring charges include asset impairment charges, severance and other closing costs associated with the previously announced plant shutdowns.

(2)   Excludes impact of $0.02 per share for the second quarter and first half of 2006 related to the increased interest expense due to the termination of hedge accounting on an interest rate swap, offset by additional gain on the swaps recorded in the second quarter.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$58,978	$114,322
Receivables, net	371,531	349,202
Inventories	488,760	432,814
Prepaid expenses and other current assets	36,680	35,330
Total current assets	955,949	931,668
Property, plant and equipment, net	238,490	250,817
Intangible assets	352,178	352,178
Other assets	43,007	47,561
	$1,589,624	$1,582,224

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$110,369	$101,860
Accrued expenses and other current liabilities	100,470	111,625
Total current liabilities	210,839	213,485
Long-term debt	300,800	301,600
Other long-term liabilities	176,487	163,187

Shareholders’ equity	901,498	903,952
	$1,589,624	$1,582,224

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net earnings	$16,978	$9,591	$47,200	$34,375
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	9,304	11,773	19,397	23,576
Compensation expense related to stock option
grants and restricted stock awards	1,531	24	3,154	111
Provision (benefit) for deferred income taxes	(3,043)	(521)	(6,382)	(2,726)
Other, net	(826)	9,612	(5,525)	11,029
Changes in operating assets and liabilities:
Accounts receivable	21,685	38,595	(22,329)	17,744
Inventories	(49,448)	(10,396)	(55,946)	4,681
Prepaid expenses and other assets	3,100	(2,648)	2,701	(11,822)
Accounts payable and other accrued expenses	(13,048)	(11,217)	4,095	(2,019)
Other long-term liabilities	4,819	3,767	8,878	9,324
Net cash provided (used) by operating activities	(8,948)	48,580	(4,757)	84,273

Cash flows from investing activities:
Proceeds from the disposal of assets	1,313	1,173	4,496	3,312
Additions to property, plant and equipment	(9,108)	(7,566)	(14,464)	(15,507)
Net cash used by investing activities	(7,795)	(6,393)	(9,968)	(12,195)

Cash flows from financing activities:
Proceeds from the termination of swaps	8,623	-	8,623	-
Payments for debt issuance costs	(1,185)	-	(1,185)	-
Additions to long-term debt	450,000	-	450,000	-
Payments of long-term debt	(450,800)	(800)	(450,800)	(800)
Proceeds from the exercise of stock options	1,326	3,170	8,095	3,742
Tax benefit from the exercise of stock options	123	-	527	-
Payments of cash dividends	(7,845)	(7,906)	(15,804)	(15,892)
Payments for the purchase of treasury stock	(15,075)	(19,933)	(40,075)	(24,933)
Net cash used by financing activities	(14,833)	(25,469)	(40,619)	(37,883)

Net increase (decrease) in cash and cash equivalents	(31,576)	16,718	(55,344)	34,195
Cash and cash equivalents at beginning of period	90,554	68,725	114,322	51,248
Cash and cash equivalents at end of period	$58,978	$85,443	$58,978	$85,443

Supplemental Disclosure:
Cash payments for income taxes, net	$24,306	$16,950	$42,339	$32,450

Cash payments for interest expense	$2,718	$2,887	$4,397	$6,040